Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and use of our report dated May 9, 2011, with respect to the statements of combined revenues and direct operating expenses of the oil and gas properties purchased by Black Elk Energy Offshore Operations, LLC from Nippon Oil Exploration U.S.A. Limited included in this Registration Statement (Form S-4) and related Prospectus of Black Elk Energy Offshore Operations, LLC and Black Elk Energy Finance Corporation for the registration of $150,000,000 of 13.75% Senior Secured Notes due 2015.

/s/ Ernst & Young LLP

Houston, Texas

May 9, 2011